UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  October 13, 2010

International Star, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-28861	86-0876846
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1818 Marshall Street, Shreveport, Louisiana	71101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (318) 464-8687

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

International Star, Inc. (“we”, “us” or the “Company”) files this report on Form 8-K to report the following:

Item 1.01                      Entry into a Material Definitive Agreement.

On October 13, 2010, we entered into a loan transaction with Beaird Operating Companies, LLC (“Beaird”) through which we borrowed total principal of $200,000.  In connection with the loan, we issued a Promissory Note (the “Note”) to Beaird.  Under the terms of the Note, the proceeds of the loan carry simple interest at the rate of 12% per annum beginning on the date of the loan.  All unpaid principal and accrued interest is due on December 13, 2011 (the “Maturity Date”).  No payments are required until the Maturity Date.  However, for any principal amount due from us under the Note that is not paid on or before the Maturity Date, the unpaid principal balance due will increase by 1.5 times and such increased principal amount will accrue simple interest at a rate of 12% per annum effective as of the Maturity Date.  We have the right to prepay any amounts due to Beaird under the Note at any time without penalty.

In connection with the loan, we issued to Beaird warrants (the “Warrants”) to purchase up to 20,000,000 shares of our common stock at an exercise price of $0.01 per share.  The Warrants expire on the later of the second anniversary of the date of issuance or the date all principal due under the Note is fully paid.  The exercise price may be paid in cash or by a reduction of the principal amount owed on the Note equal to the exercise price, or by a combination of cash payment and a reduction of the principal amount owed on the Note.  We believe the issuance of these securities was exempt from registration under Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933 (the “Securities Act”).  In addition, the Stock Purchase Warrant Agreement with respect to the Warrants included certain piggyback registration rights under which Beaird may register for resale shares held by Beaird if we propose to register shares of our common stock (or any security which is convertible into or exchangeable or exercisable for common stock) under the Securities Act.

We plan to use the proceeds of the loan to fund our current and expected short-term operating and exploration costs and certain outstanding expenses and for general working capital.  We do not have any revenues and continue to be dependent on debt and equity financing to meet our immediate cash needs, and we do not anticipate achieving any revenues during 2010.  In the event we are unable to achieve sufficient revenues for the repayment of the Note, we will need to raise additional funds through further debt or equity financings.  We can provide no assurance that we will be able to generate revenues or raise the funds necessary for the repayment of the Note and for our continued operations on terms favorable to us or at all.

The Note is secured by a 49% interest in the mineral rights of our mining claims in our Detrital Wash Property in Mohave County, Arizona, and in the revenues generated by or from such properties.  At our election, we may convert the security interest to a priority security interest on 49% of our share of proceeds from any joint venture or licensing agreement in which we may enter in order to develop the above-referenced mining claims, subject to certain conditions.  In the event we default under the Note, Beaird may institute legal action against us.  In such event, Beaird would be entitled to its collection costs, including attorney fees not to exceed 20% of the amount sought to be collected.

Copies of the Promissory Note, Security Agreement and Stock Purchase Warrant Agreement are attached as Exhibits 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K.  The foregoing summary of these documents is qualified in its entirety by the complete text of the documents.

Item 2.03                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Our discussion under Item 1.01 of this Current Report is hereby incorporated by reference.

Item 3.02                      Unregistered Sales of Equity Securities.

Our discussion under Item 1.01 of this Current Report is hereby incorporated by reference.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description
10.1	Corporate Promissory Note, dated October 13, 2010, and issued by International Star, Inc. to Beaird Operating Companies, LLC
10.2	Security Agreement, entered into on October 13, 2010, by Beaird Operating Companies, LLC and International Star, Inc.
10.3	Stock Purchase Warrant Agreement, entered into on October 13, 2010, by and between International Star, Inc. and Beaird Operating Companies, LLC

SIGNATURES:

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 19, 2010	INTERNATIONAL STAR, INC. By: /s/ Jacqulyn B. Wine Jacqulyn B. Wine, Secretary & Treasurer